Exhibit 4.5

FIFTEENTH SUPPLEMENTAL INDENTURE

THIS FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of September 9, 2019 (this “Supplemental Indenture”), is between MPLX LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Partnership”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, pursuant to the Senior Indenture, dated as of February 12, 2015, as supplemented by the First Supplemental Indenture, dated as of February 12, 2015, the Second Supplemental Indenture, dated as of December 22, 2015, the Third Supplemental Indenture, dated as of December 22, 2015, the Fourth Supplemental Indenture, dated as of December 22, 2015, the Fifth Supplemental Indenture, dated as of December 22, 2015, the Sixth Supplemental Indenture, dated as of February 10, 2017, the Seventh Supplemental Indenture, dated as of February 10, 2017, the Eighth Supplemental Indenture, dated as of February 8, 2018, the Ninth Supplemental Indenture, dated as of February 8, 2018, the Tenth Supplemental Indenture, dated as of February 8, 2018, the Eleventh Supplemental Indenture, dated as of February 8, 2018, the Twelfth Supplemental Indenture, dated as of February 8, 2018, the Thirteenth Supplemental Indenture, dated as of November 15, 2018, and the Fourteenth Supplemental Indenture, dated as of November 15, 2018 (as so supplemented, the “Indenture”), in each case between the Partnership and the Trustee, the Partnership may from time to time issue and sell Debt Securities in one or more series;

WHEREAS, the Partnership desires to create and authorize a new series of Debt Securities entitled “Floating Rate Senior Notes due 2021” (the “Notes”), limited initially to $1,000,000,000 in aggregate principal amount, and to provide the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered, the Partnership has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Notes are a series of Debt Securities and are being issued under the Indenture, as supplemented by this Supplemental Indenture, and are subject to the terms contained therein and herein;

WHEREAS, the Notes are to be substantially in the form attached hereto as Exhibit A; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Partnership and authenticated and delivered by or on behalf of the Trustee as provided in the Indenture and this Supplemental Indenture, the valid, binding and legal obligations of the Partnership, and to make this Supplemental Indenture a legal, binding and enforceable agreement, have been done and performed.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the foregoing premises and the purchase of such Notes by the Holders thereof, the Partnership and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Notes, as follows:

Section 1.    Definitions. Terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Indenture.

Section 2.    Other Definitions. In addition, the following terms shall have the following meanings with respect to the Notes:

“Board Resolution” means a copy of a resolution or resolutions of the Board of Directors, certified by the Secretary or an Assistant Secretary of the General Partner to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Consolidated Net Tangible Assets” means the aggregate value of all assets of the Partnership and its Subsidiaries after deducting therefrom: (i) all current liabilities, excluding all short-term indebtedness and the current portion of long-term indebtedness; (ii) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and (iii) all goodwill, patents and trademarks, unamortized debt discounts and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with the Partnership’s most recent audited consolidated financial statements).

“Interest Determination Date,” when used with respect to any installment of interest on any Debt Security, means the date specified in such Debt Security as the fixed date on which such rate of interest is determined.

“Interest Payment Date,” when used with respect to any installment of interest on any Debt Security, means the date specified in such Debt Security as the fixed date on which such installment of interest is due and payable.

“Mortgage” means as the context may require, (i) to mortgage, pledge, encumber or subject to a lien or (ii) a mortgage, pledge, encumbrance or lien.

“Predecessor Security” of any particular Debt Security means every previous Debt Security evidencing all or a portion of the same debt as that evidenced by such particular Debt Security; and, for the purposes of this definition, any Debt Security authenticated and delivered under Section 2.09 of the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Debt Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Debt Security.

“Regular Record Date” for the interest payable on any Interest Payment Date on the Debt Securities means the date specified for that purpose as contemplated by Section 2.03 of the Indenture.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.17 of the Indenture.

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Section 3.    Creation and Authorization of Series.

(a)    There is hereby created and authorized the following new series of Debt Securities to be issued under the Indenture, to be designated as the “Floating Rate Senior Notes due 2021.”

(b)    The Notes shall be limited initially to $1,000,000,000 in aggregate principal amount. Notwithstanding the foregoing initial aggregate principal amount, the Partnership may, from time to time, without notice to or consent of the Holders of the Notes, increase the principal amount of the Notes that may be issued under this Supplemental Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same terms and conditions other than the public offering price, original interest accrual date and initial interest payment date, and the same CUSIP numbers as the applicable series of Notes previously issued, will be fungible with the applicable series of Notes previously issued for U.S. federal income tax purposes, and will carry the same right to receive accrued and unpaid interest as the Notes previously issued, and such additional notes will form a single series with the Notes of such series previously issued, including, without limitation, for purposes of waivers, amendments, redemptions and, if any, offers to purchase, and will rank equally and ratably with the Notes of such series previously issued.

(c)    The date on which the principal is payable on the Notes, unless accelerated pursuant to the Indenture, shall be as provided in the form of security attached hereto as Exhibit A.

(d)    The Notes shall bear interest as provided in the form of security attached hereto as Exhibit A. The Interest Payment Dates and the Regular Record Dates for the determination of Holders of the Notes to whom such interest is payable shall be as provided in the form of security attached hereto as Exhibit A.

(e)    The Notes shall be redeemable at the option of the Partnership as set forth in the form of security attached hereto as Exhibit A.

(f)    The provisions of Sections 3.04 and 3.05 of the Indenture shall not be applicable to the Notes.

(g)    The Notes will be issued only in fully registered form, without coupons, in denominations provided herein and in the form of security attached hereto as Exhibit A.

(h)    The Events of Default and covenants specified in the Indenture will apply to the Notes.

(i)    For purposes of the provisions set forth in Sections 10.01 and 10.02 of the Indenture, “substantially all of the assets” shall mean, at any date, a portion of the non-current assets reflected in the Partnership’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least sixty-six and two-thirds percent (66 2/3%) of the total reported value of such assets.

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(j)    The defeasance and covenant defeasance provisions of Article XI of the Indenture, including both Sections 11.02 and 11.03 of the Indenture, will apply to the Notes.

(k)    The Notes shall be issued in the form of one or more Global Debt Securities substantially in the form of security attached hereto as Exhibit A. The Partnership initially appoints The Depository Trust Company to act as Depositary with respect to the Notes. Additional provisions applicable to the Notes issued in the form of a Global Security are set forth in the form of security attached hereto as Exhibit A.

(l)    The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(m)    The Trustee will initially act as the Registrar for the Notes and as the paying agent with respect to the Notes. The Place of Payment will be The Bank of New York Mellon Trust Company, N.A., 240 Greenwich Street, New York, New York 10286.

(n)    Except as otherwise set forth herein and in the Notes, the terms of the Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the TIA.

Section 4.    Additional Covenants. In addition to the covenants set forth in Article IV of the Indenture, the following additional covenants shall apply with respect to the Notes:

Section 4.10    Mortgage of Certain Property.

If the Partnership or any Subsidiary of the Partnership shall Mortgage as security for any indebtedness for money borrowed any pipeline, terminal or other logistics or storage property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, natural gas, condensate or refined products that (i) is located in the United States and (ii) is determined to be a principal property by the Board of Directors in its discretion, the Partnership will secure, or will cause such Subsidiary to secure, the Notes and all other Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given; provided, however, that this covenant shall not apply in the case of:

(1)	any Mortgage existing on February 12, 2015 (whether or not such Mortgage includes an after-acquired property provision);

(2)

any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition or construction of any property (for purposes hereof, the creation of any Mortgage within one hundred eighty (180) days after the acquisition or completion of construction of such property shall be deemed to be incurred in connection with the acquisition of such property), the assumption of any Mortgage previously existing on such acquired property or any Mortgage existing on the property of any entity when such entity becomes a Subsidiary of the Partnership;

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(3)

any Mortgage on such property in favor of the United States of America, any State, or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress, advance or other payments to the Partnership or any Subsidiary of the Partnership pursuant to the provisions of any contract or any statute;

(4)

any Mortgage on such property in favor of the United States of America, any State, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings by the Partnership or any Subsidiary of the Partnership for the purchase or construction of the property Mortgaged;

(5)

any Mortgage on any principal property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement or alteration of such principal property or any portion thereof;

(6)	any Mortgage on any movable railway, marine or automotive equipment or office building, any of which is located at or on any such principal property;

(7)	any Mortgage on any equipment or other personal property used in connection with any such principal property;

(8)	any Mortgage on any such principal property arising in connection with the sale of accounts receivable; or

(9)	any Mortgage that is a renewal of or substitution for any Mortgage permitted under any of the preceding clauses.

Notwithstanding the foregoing restriction contained in this Section 4.10, the Partnership may and may permit its Subsidiaries to incur liens or grant Mortgages on property covered by the restriction above so long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leasebacks contained in Section 4.11, does not, at the time such lien or Mortgage is granted, exceed fifteen percent (15%) of Consolidated Net Tangible Assets.

Section 4.11    Sale and Leaseback of Certain Properties.

The Partnership will not, nor will it permit any Subsidiary of the Partnership to, sell or transfer any pipeline, terminal or other logistics or storage property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, natural gas, condensate or refined products that (i) is located in the United States and (ii) is determined to be a principal property by the Board of Directors in its discretion, with the intention of taking back a lease of such property; provided, however, this covenant shall not apply if:

(1)	the lease is between the Partnership and a Subsidiary or between Subsidiaries;

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(2)	the lease is for a temporary period by the end of which it is intended that the use of such property by the lessee will be discontinued;

(3)	the Partnership or a Subsidiary of the Partnership could, in accordance with Section 4.10, Mortgage such property without equally and ratably securing the Notes and other series of Debt Securities; or

(4)	(A) the Partnership promptly informs the Trustee of such sale,

(B)	the net proceeds of such sale are at least equal to the fair value (as evidenced by a Board Resolution) of such property and

(C)

the Partnership shall, and in any such case the Partnership covenants that it will, within one hundred and eighty (180) days after such sale, apply an amount equal to the net proceeds of such sale to the retirement of debt of the Partnership, or of a Subsidiary of the Partnership in the case of property of such Subsidiary, maturing, by its terms more than one (1) year after the date on which it was originally incurred (herein called “funded debt”); provided that the amount to be applied to the retirement of funded debt of the Partnership or of a Subsidiary of the Partnership shall be reduced by the amount below if, within seventy-five (75) days after such sale, the Partnership shall deliver to the Trustee an Officer’s Certificate

(i)	stating that on a specified date after such sale the Partnership or a Subsidiary of the Partnership, as the case may be, voluntarily retired a specified principal amount of funded debt,

(ii)

stating that such retirement was not effected by payment at maturity or pursuant to any applicable mandatory sinking fund or prepayment provision (other than provisions requiring retirement of any funded debt of the Partnership or a Subsidiary of the Partnership, as the case may be, under the circumstances referred to in this Section 4.11), and

(iii)

stating the then optional redemption or prepayment price applicable to the funded debt so retired or, if there is no such price applicable, the amount applied by the Partnership or a Subsidiary of the Partnership, as the case may be, to the retirement of such funded debt.

In the event of such a sale or transfer, the Partnership shall deliver to the Trustee the Board Resolution referred to in the parenthetical phrase contained in subclause (4)(B) of this Section 4.11 and an Officer’s Certificate setting forth all material facts under this Section 4.11. For the purposes of this Section 4.11, the term retirement of such funded debt shall include the “in substance defeasance” of such funded debt in accordance with then applicable accounting rules.

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Section 5.    Effect of Supplemental Indenture. The provisions of this Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Supplemental Indenture.

Section 6.    Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any principles of conflicts of laws thereunder to the extent the application of the laws of another jurisdiction would be required thereby.

Section 7.    Trustee Not Responsible for Recitals or Issuance of Notes. The recitals and statements contained herein shall be taken as statements of the Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes other than with respect to the Trustee’s authentication. The Trustee shall not be accountable for the use or application by the Partnership of the Notes or the proceeds thereof.

Section 8.    Conflict with TIA. If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 9.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MPLX LP

By:	MPLX GP LLC, its General Partner

/s/ Peter Gilgen
Name: Peter Gilgen
Title: Vice President and Treasurer

[Signature Page to Fifteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to Fifteenth Supplemental Indenture]

Exhibit A

MPLX LP

Floating Rate Senior Notes due 2021

No.	$ CUSIP No. 55336V BG4

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

MPLX LP, a limited partnership duly formed and existing under the laws of the State of Delaware (herein called the “Partnership,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] ($[●]), or such greater or lesser amount as indicated on the Schedule of Increases or Decreases in the Principal Amount of Securities attached hereto, on September 9, 2021, and to pay interest thereon from September 9, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 9, June 9, September 9 and December 9 in each year commencing December 9, 2019, at the rate of three-month USD LIBOR (as defined below) plus 0.900% per annum, as determined on the second London business day preceding the interest period (the “Interest Determination Date”), until the principal hereof is paid or made available for payment. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on the fifteenth calendar day. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debt Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities of this series may be listed, and upon such notice as may be required by such exchange all as more fully provided in said Indenture. If an Interest Payment Date (other than a Stated Maturity) for the Securities falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day. If a Stated Maturity or a Redemption Date with respect to this Security falls on a day that is not a Business Day, the payment will be made on the next Business Day and no interest will accrue for the period from and after such Stated Maturity or Redemption Date.

On any Interest Determination Date, “USD LIBOR” will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Bloomberg Page BBAM” or “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Interest Determination Date.

If no offered rate appears on “Bloomberg BBAM” or “Reuters Page LIBOR01” on an Interest Determination Date at approximately 11:00 a.m., London time, then the Partnership will select four major banks in the London interbank market and shall request each of their principal London offices to provide to the Calculation Agent for the Securities a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Partnership will select three major banks in New York City and shall request each of them to provide to the Calculation Agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of USD LIBOR for the next interest period will be set equal to the rate of USD LIBOR for the then-current interest period.

“Bloomberg Page BBAM” means the display designated as “BBAM” on Bloomberg (or any successor service) (or such other page as may replace Page BBAM on Bloomberg or any successor service).

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters or any successor service).

Notwithstanding the foregoing paragraphs, if the Partnership, the Calculation Agent, a successor calculation agent, or a designee of the Partnership (any of such entities, a “Designee”) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined below) have occurred with respect to USD LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on this Security. In accordance with such provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the rate of interest that will be applicable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and 0.900%.

However, if the Partnership or its Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant Interest Determination Date, the interest rate for the applicable interest period for the Securities will be equal to the interest rate on the last Interest Determination Date for such Securities, as determined by the Partnership or its Designee.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Partnership or its Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Security in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Partnership or its Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Partnership (or its Designee) pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on the Holders, the Trustee, the Paying Agent and the Calculation Agent, absent manifest error, will be made in the Partnership’s (or its Designee’s) sole discretion and, notwithstanding anything to the contrary in the documentation relating to this Security, shall become effective without consent from the holders of this Security or any other party. None of the Trustee, the Paying Agent or the Calculation Agent shall have any responsibility to determine whether any manifest error has occurred and may conclusively assume that no manifest error exists and shall suffer no liability in so assuming.

Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, three-month USD LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Partnership (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Partnership (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)

the sum of: (a) the alternate rate of interest that has been selected by the Partnership (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Partnership (or its Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Partnership (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Partnership (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Partnership (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Partnership (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Partnership (or its Designee) determines is reasonably necessary). No such change shall affect the Trustee’s or the Calculation Agent’s own rights, duties or immunities under the Indenture, the Calculation Agency Agreement or otherwise without their consent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Partnership (or its Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Partnership (or its Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Partnership (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin of 0.900% referenced above.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not three-month USD LIBOR, the time determined by the Partnership (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Notwithstanding the foregoing, the interest rate in any interest period shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. The Calculation Agent shall have no duty to determine whether the interest rate in any interest period exceeds such maximum rate and the Calculation Agent may conclusively presume that the interest rate in any interest period does not exceed such maximum rate. The minimum interest rate shall not be less than 0.000%.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Partnership maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that (1) payments on any Global Security shall be made by electronic (same-day) funds transfer to the Depositary and (2) at the option of the Partnership payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or by electronic funds transfer to an account maintained by the Person entitled thereto as specified in the Debt Security Register, provided that such Person shall have given the Trustee written instructions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed.

Dated:

MPLX LP

By:	MPLX GP LLC, its General Partner

Name:
Title:

Attest:

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

MPLX LP

Floating Rate Senior Notes due 2021

This Security is one of a duly authorized issue of Debt Securities of the Partnership (herein called the “Securities”), issued and to be issued in one or more series under a Senior Indenture, dated as of February 12, 2015, as amended or supplemented to date, including as supplemented and amended by the Fifteenth Supplemental Indenture, dated as of September 9, 2019 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Partnership, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,000,000,000.

On or after the Par Call Date (as defined below), the Securities are subject to redemption, in whole at any time or in part from time to time, at the election of the Partnership, at a redemption price equal to 100% of the principal amount of such Securities to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

The Securities will not be redeemable prior to the Par Call Date of the principal hereof except under the conditions set forth below.

“Par Call Date” means September 10, 2020 (the first business day after the date that is one year prior to the maturity of the Securities).

Unless the Partnership defaults in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or of certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Partnership and the Trustee to modify the Indenture or any supplemental indenture without the consent of the Holders for one or more of the following purposes: (1) to evidence the succession of another Person to the Partnership; (2) to surrender any right or power conferred by the Indenture, to add to the covenants for the protection of the Holders of the Securities or to add additional defaults or events of default; (3) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders; (4) to permit qualification of the Indenture or any supplemental indenture under the TIA; (5) to permit or facilitate the issuance of Debt Securities of any series in uncertificated form; (6) to secure any or all Debt Securities; (7) to make any change that does not adversely affect the rights of any Holder; (8) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more Debt Securities, under certain conditions specified therein; (9) to evidence and provide acceptance of appointment thereunder by a successor or separate Trustee and to add to or change the provisions under the Indenture as necessary; and (10) to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture.

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Partnership and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Partnership and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Partnership with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities then Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

2

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Partnership in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but, subject to any applicable provisions of the Indenture, the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

3

FORM OF ASSIGNMENT

ABBREVIATIONS

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s),

assign(s) and transfer(s) unto

Please insert Social Security or

other identifying number of assignee

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing _____________________ attorney to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated:

Notice: This signature to the assignment must correspond with the name as written on the face of the within instrument in every particular, without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN THE PRINCIPAL AMOUNT OF SECURITIES

The original principal amount of this Security is [●] U.S. Dollars ($[●]). The following increases or decreases in the principal amount of this Security have been made:

Date of increase or decrease	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Depositary